                                  EXHIBIT 10.27


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 20th day of October, 2003, by and among the following parties:

         I. ROBOTIC VISION SYSTEMS, INC., a Delaware corporation (the "Seller"); and

         II. INTERNATIONAL PRODUCT TECHNOLOGY, INC., a Wisconsin corporation (the "Buyer").

                                    RECITALS:

         A. The Seller is the successor in merger to Systemation Engineered Products, Inc., a Wisconsin corporation ("Systemation").

         B. Seller is engaged, through a division of Seller (the "Systemation Division"), in the design, manufacture, sales, marketing, distribution, and support of certain media transfer equipment and camera based automatic vision system products (such activities, as currently carried on by the Systemation Division, being hereinafter collectively referred to as the "Systemation Business").

         C. The Seller and the Buyer desire to enter into a definitive agreement with respect to the sale and purchase the Systemation Business and certain related assets which are owned by the Seller, all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations of the parties, and subject to the terms and conditions set forth in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         "Agreement": this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto, as the same shall be amended from time to time in accordance with the terms hereof.

         "Assumed Warranties": the warranty liabilities and obligations associated with the equipment model and serial numbers and/or order numbers identified on SCHEDULE 2.1(B) and assumed by Buyer pursuant to Section 2.1(b) and no others.

         "AVS Products": all Automatic Vision System products and associated Intellectual Property developed, used or sold by Systemation and/or the Systemation Division of Seller, a definition of which includes, but is not limited to, products with the model numbers AVS-2000 / 3000 / 4000 / 4000 HR / BSI.

         "Bill of Sale": the Bill of Sale with warranties complying with this Agreement in the form of EXHIBIT A attached hereto and dated the Closing Date.

         "Closing": the conference to be held on the Closing Date at 10:00 a.m. at the offices of Meissner Tierney Fisher & Nichols S.C., 111 East Kilbourn Avenue, 19th Floor, Milwaukee, Wisconsin, or such

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other time and place mutually agreeable to the parties, at which the transactions contemplated by this Agreement shall be consummated.

         "Closing Date": the date first set forth above, or such other date as to which the parties shall mutually agree.

         "Code": the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Effective Time of Closing": 12:01 a.m. Central Time on the Closing
Date.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

         "Intellectual Property": all of the following assets which are owned by Seller and primarily related to or necessary for the conduct of the Systemation
Business: any and all United States (federal or state) and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, including, but not limited to, the patents and patent applications identified in EXHIBIT C hereto;
(b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, including the term "Systemation", but not including the terms "RVSI" or "Robotic Vision Systems"; (c) copyrights (including software) and registrations thereof, (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information (including customer lists); (e) intellectual property rights similar to any of the foregoing; and (f) copies and tangible embodiments of the foregoing (in whatever form or medium, including electronic media).

         "Knowledge": with respect to Seller, the actual knowledge, after due inquiry, of the following officers and/or employees of Seller: Pat Costa, Earl Rideout, Frank Jacovino, Wendy Sangesland, Ron Palamar, Kathy Alimena, David Rideout, Howard Stern, Pat Jennison, Robert Michaels, Michael Gray and Dee Suraci.

         "Law": all provisions of any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

         "Lien" with respect to any asset: any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest, inchoate lien, or other encumbrance of any kind and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement related to such asset.

         "Material Adverse Effect": the result of one or more events, changes or effects in respect of any party which, individually or in the aggregate, would reasonably be expected to have a material adverse

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effect on the business, operations, assets, or financial condition of such party and its subsidiaries, if any, taken as a whole.

         "Product Liability Matters": any and all product recalls, and liabilities or obligations or damages of any kind for death, disease, or injury to persons, business or property relating to products designed, manufactured, distributed, marketed, sold or shipped by Seller in connection with the Systemation Business prior to the Effective Time of Closing, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         "Product Warranty Claims": all product warranty claims (other than Product Liability Matters) for any products manufactured, distributed, marketed, sold or shipped by Seller in connection with the Systemation Business prior to the Effective Time of Closing, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         "Purchased Assets": the Intellectual Property, the Trade Products, the AVS Products and the Purchased Inventory.

         "Purchased Inventory": the Seller's stock and/or assets of spare parts, work in process and finished goods listed on EXHIBIT D hereto.

         "Reserve Inventory": the Seller's stock of spare parts, work in process and finished goods listed on EXHIBIT B hereto which are subject to purchase by the Buyer pursuant to Section 2.6 hereof.

         "Retained Liabilities": all obligations and liabilities of Seller and all obligations and liabilities arising out of the operation of the Systemation Business or ownership or possession of the Purchased Assets prior to the Effective Time of Closing, except only the Assumed Warranties.

         "Systemation Business": the Systemation Business as defined in the Recitals hereof, including, but not limited to, the exclusive right to manufacture, sell and otherwise exploit for commercial purposes the Trade Products, the AVS Products and the components and spare parts incorporated therein or associated therewith; provided, however, that the Systemation Business does not include the design, manufacture or sale of the products set forth on EXHIBIT E hereto.

         "Tax": any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

         "Trade Products": all equipment models, modules, options, tooling, upgrades and associated Intellectual Property developed by Systemation and or the Systemation Division of Seller. A definition of which includes, but is not limited to products with model numbers MT-30; TP-150; ST-50; ST-60P6/P7/-3/68; ST-/480/485/485T/485TO; SV-450/520; ST-490/495; ST-595-1/-2; ST-585/585LC/588LC;
CST-90.


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                                    ARTICLE 2

                     PURCHASE AND SALE OF PURCHASED ASSETS;
                                OTHER AGREEMENTS

         2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

                           (a) Seller shall sell, assign, convey, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Assets free and clear of all Liens.

                           (b) Buyer shall assume and agree to perform in accordance with and be bound by all of the covenants, terms, and obligations under the Assumed Warranties set forth on SCHEDULE 2.1(B). Except as otherwise specifically provided for herein, Buyer is not assuming any liabilities or obligations of Seller, and Seller shall promptly satisfy all of the Retained Liabilities.

         2.2 Price.

                  The purchase price of the Purchased Assets shall be Three Million Seven Hundred Twenty Thousand Eighty Eight and Eighty Four Hundredths Dollars ($3,720,088.84), payable as follows:

                  (a) Cash at Closing. Thirty Nine Thousand Five Hundred Seventy Four and Twenty Eight Hundredths Dollars ($39,574.28) in cash or its equivalent payable at the Closing (as hereinafter defined); and

                  (b) Promissory Note. At the Closing, Buyer shall execute and deliver to Seller a promissory note (the "Note") in substantially the form attached hereto as EXHIBIT F, for the principal amount of Three Million Six Hundred Twenty Nine Thousand Eight Hundred and Ninety Two Dollars
($3,629,892.00).

         2.3 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Section 1060 of the Internal Revenue Code and as set forth in
SCHEDULE 2.3 hereto. Buyer and Seller shall cooperate with each other in the preparation and filing of IRS Form 8594 in connection with the Purchase Price allocation. Neither Buyer nor Seller shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation of the consideration unless required to do so by applicable Law.

         2.4 Non-Exclusive License to Certain Purchase Assets. Buyer hereby grants Seller a perpetual, non-exclusive, royalty-free license to use the Intellectual Property associated with the items set forth on the Bill of Material for the RVSI 7000 Series Handler, attached hereto as EXHIBIT G; provided, however, that Seller's use of the Intellectual Property associated with the "AVS Camera Over Tape" and the "Output PVI Acuity Visionscape" identified on said Bill of Material shall be limited to its current applications, and shall not be used for any other purpose.

         2.5 Pricing; Applications and Engineering Support for Limited License.

         (a) Buyer agrees to sell the AVS Products specifically licensed under
Section 2.4 to RVSI at a price equal to One Hundred and Five percent (105%) of Buyer's cost for such product; provided,

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however, that the pricing arrangement of this Section 2.5(a) shall not be assignable to any other party (including Seller's successors and assigns) without the express written consent of Buyer.

         (b) Buyer hereby agrees to provide Seller engineering support for applications associated with the AVS Products specifically licensed in Section 2.4, without charge, for the term of the license under Section 2.4 hereof. This support does not include on-site support, field support or any other support outside of Buyer's own facility. Should such outside support be required or requested, Buyer's standard labor and engineering charges would be applicable. The non-exclusive license granted in Section 2.4 hereof does not imply consent to hardware or software development beyond the current scope of capability presently inherent to the product licensed.

         2.6 Reserve Inventory.

         (a) Option to Purchase. For a period of three (3) years from the date hereof, Seller shall maintain and keep available the Reserve Inventory for purchase by the Buyer, all on the terms and conditions set forth on the form of purchase order attached as EXHIBIT H hereto. Buyer shall use its commercially reasonable best efforts to purchase the Reserve Inventory for resale to Buyer's customers on a first use basis, but in no event shall Buyer be obligated to purchase any or all of the Reserve Inventory until such time as Buyer actually submits a purchase order. The price of each item of Reserve Inventory shall be equal to the "material cost" of each such item of Reserve Inventory as set forth on EXHIBIT B hereto. Buyer shall pay Seller for any purchased Reserve Inventory within five (5) days after Buyer's receipt of the resale price for each such item of Reserve Inventory from Buyer's customer.

         (b) In the event of (i) a filing of a voluntary or involuntary petition in bankruptcy or under any similar insolvency law by or against Seller (which petition is not dismissed within sixty (60) days after the filing thereof), (ii) the Seller making a general assignment for the benefit of creditors, or (iii) any secured creditor of Seller seizing or foreclosing on the Reserve Inventory,
Section 2.6(a) hereof shall be of no further force or effect; provided, however, that Seller shall not be relieved of its obligation to deliver items of Reserve Inventory for which a purchase order has been received by Seller prior to the occurrence of any of the foregoing events.

         2.7 Cessation of Systemation Business.

                  Subject to the occurrence of the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated in this Agreement, and in order to preserve the goodwill associated with the Systemation Business being acquired pursuant to this Agreement, Seller covenants and agrees that it will cease its conduct of the Systemation Business, and shall execute and deliver a Cessation of Business Agreement, attached hereto as
EXHIBIT I, at the Closing.

         2.8 Employee Matters.

                  (a) Buyer may, but is not obligated to, employ or contract with any past or present employees of Systemation or the Systemation Division of Seller (the "Systemation Employees"). With respect to any Systemation Employees currently employed by Seller that Buyer desires to engage, Seller shall encourage them to accept engagement by Buyer. In the event that any or all of the Systemation Employees agrees to provide services to Buyer, as an employee, independent contractor or otherwise, Seller shall release such Systemation Employees (and any other person or entity by or through which such Systemation Employees may furnish service to Buyer) from any noncompetition, confidentiality or other obligations, to the extent that such obligations would limit such Systemation Employees from providing service to Buyer.


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                  (b) Buyer shall not be obligated to Seller or any other party for any employment-related obligations or liabilities arising out of any person's employment with Seller, and Seller agrees to indemnify and hold Buyer harmless against any all Damages (as defined in Article 8, below) arising out of such obligations and/or liabilities.

                  (c) The Buyer agrees not to directly or indirectly solicit to employ any of the employees of the Seller, for a period of two years after the date hereof; provided, however, that Buyer shall be permitted to solicit to employ any Systemation Employee for a period of three (3) months following the Closing Date.

         2.9 Liability for Transfer Taxes. Seller shall be responsible for the timely payment of, and shall indemnify and hold Buyer harmless against, any and all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

         2.10 Bulk Sales Compliance. Seller hereby agrees to indemnify and hold Buyer harmless from any and all loss, expense, claim, damage or liability, including all attorney fees and costs that Buyer may incur or become subject to by reason of Seller's noncompliance with any applicable version of Article 6 of the Uniform Commercial Code, as adopted in any applicable State (collectively, "Bulk Transfer Law"). In addition to indemnification, Buyer shall be entitled to offset against the amount owed Seller under the Note any amounts paid by Buyer to Seller's creditors. The right of offset shall survive Closing.

         2.11 Liabilities. Except for the Assumed Warranties, Buyer is not assuming any liabilities or obligations of the Seller, and the Seller retains responsibility for the Retained Liabilities and agrees to indemnify and hold Buyer harmless from same.

         2.12 Suppliers. Consistent with its obligations under Section 2.6 hereof, Buyer shall use its commercially reasonable best efforts to utilize the current open material inventories of Seller's current suppliers, as set forth on
SCHEDULE 2.12 hereto.

         2.13 Access to Information. From the date of Closing, and continuing for such time as there are any amounts outstanding under the Note, Buyer shall permit authorized representatives of the Seller to inspect such books and records as are necessary for the purpose of determining Buyer's compliance with the terms of the Note, all at such times during normal business hours as the Seller may reasonably request. Seller shall pay its own expenses in connection with any such inspection.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that:

         3.1 Organization. Seller is a corporation duly and validly organized and existing and in good standing or current status under the Laws of the State of Delaware and has full corporate power to own its assets and to convey the Purchased Assets to Buyer pursuant to this Agreement.

         3.2 Authorization; Enforceability. The execution, delivery, and performance of this Agreement by Seller, and all of the documents and instruments required hereby, are within the corporate power of Seller and have been duly authorized by all necessary corporate action. This Agreement is, and


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each other document and instrument required hereby will be, when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

         3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement (and each of the transactions contemplated herein) by Seller:

                  (a) do not and will not violate or conflict with any applicable Law, judgment, order, decree, or the articles or certificate of incorporation or bylaws of Seller;

                  (b) do not and will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority (including, without limitation, under any "plant closing" or similar law); and

                  (c) except as set forth on SCHEDULE 3.3(C), do not and will not violate or conflict with or constitute a default (or event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, or require the consent of any third party under, or affect the enforceability of, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of the Purchased Assets may be bound or affected.

         3.4 Purchased Assets.

                  (a) Seller owns and will convey to Buyer at Closing good and marketable title to all of the Purchased Assets, free and clear of any and all Liens and encumbrances. Seller is in sole possession of, and has sole control of the Purchased Assets. Except as set forth in SCHEDULE 3.4(A) hereto, none of the Purchased Assets is leased, rented, licensed or otherwise not wholly-owned by Seller.

                  (b) The Purchased Assets include all of the assets of Seller which are used in or necessary for the operation of the Systemation Business, excepting therefrom only the assets set forth in SCHEDULE 3.4(B) hereto which, although they may relate to the Systemation Business, are not Purchased Assets and are to be retained by Seller (the "Retained Assets").

                  (c) Except as set forth in SCHEDULE 3.4(C), the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, free from any material defects, have been maintained consistent with industry standards, and are sufficient to carry on the Systemation Business as presently conducted by Seller. To the Knowledge of Seller, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or with their adequacy for such use.

                  (d) Except as set forth on SCHEDULE 3.4(D), (i) all of the Reserve Inventory and Purchased Inventory (collectively, the "Inventories") is of good, usable and merchantable quality in all material respects and , to Seller's Knowledge, meets the quality control standards of Seller and any applicable governmental quality control standards of any Governmental Authority,
(ii) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, (iii) all Inventories are recorded on the books of the Systemation Business at the lower of cost or market value determined in accordance with GAAP, and (iv) no write-down in inventory has been made pursuant to GAAP during the past two years.


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         3.5 Brokers. No person or entity is entitled to any brokerage or finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this Agreement, based on agreements, arrangements, or understandings with the Seller, for which Buyer shall have any liability or which will encumber any of the Purchased Assets.

         3.6 Intellectual Property.

                  (a) SCHEDULE 3.6(A) contains a complete and correct list of all Intellectual Property other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is both (x) not registered or subject to a filed application for registration and (y) not material to the Systemation Business, in each case specifying whether such Intellectual Property is owned, controlled, used or held (under license or otherwise) by Seller. Seller owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprises all assets in the nature of intellectual property necessary for Buyer to conduct and operate the Systemation Business as now being conducted by Seller.

                  (b) Immediately after the Closing, Buyer will own and will have the right to use all of the Intellectual Property, free from any Liens (other than Liens created by Buyer) and on the same terms and conditions as in effect for Seller prior to the Closing.

                  (c) To the Knowledge of Seller, except as set forth on
SCHEDULE 3.6(C), the conduct of the Systemation Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Further, to the Knowledge of Seller, no portion of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

                  (d) SCHEDULE 3.6(D) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth in SCHEDULE 3.6(D) (x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the Knowledge of Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Seller has delivered to Buyer true and complete copies of all licenses and arrangements (including amendments) set forth in SCHEDULE 3.6(D). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, Seller in respect of any Intellectual Property are disclosed in Seller's financial statements.

                  (e) No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of Seller, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in SCHEDULE 3.6(D), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed in SCHEDULE 3.6(D). No Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller.


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                  (f) The Intellectual Property listed on Exhibit C hereto has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign.

                  (g) Except as set forth in SCHEDULE 3.6(G), to Seller's Knowledge there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Buyer's right to use the mark "Systemation" in the conduct of the Systemation Business as presently carried on by Seller.

                  (h) Each employee, agent, consultant, or contractor who has contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material related to the Systemation
Business: (i) is a party to a "work-for-hire" agreement under which Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Seller all right, title, and interest in such material and said material has been, or on or prior to the Closing Date shall have been, duly and effectively transferred to Seller.

         3.7 Distributors.

                  SCHEDULE 3.7 (i) lists all persons or entities that purchased Seller's products as distributors during the last fiscal year of Seller; (ii) lists all nonemployee persons or entities that serve as a manufacturer's representative with respect to products of the Systemation Business; and (iii) describes and sets forth the terms of the arrangement or agreement (written or unwritten) with each such distributor or representative. Except as specifically set forth in SCHEDULE 3.7, all contracts with distributors and/or manufacturer's representatives of the Systemation Business can be terminated by Seller on ninety (90) days notice, with or without cause, without liability, penalty or premium of any nature whatsoever.

         3.8 Contracts.

                  (a) Set forth in SCHEDULE 3.8(A) is a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below (i) by which any of the Purchased Assets or Systemation Business are bound or (ii) to which Seller is a party or by which it is bound primarily in connection with the Systemation Business or the Purchased Assets (the "Contracts"):

                           (i) leases, licenses, permits, franchises, and other
contracts to the extent that they concern or relate to the Systemation Business or the Purchased Assets;

                           (ii) employment, consulting, agency, collective
bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

                           (iii) licenses, licensing arrangements and other
contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                           (iv) joint venture, partnership and similar contracts
involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

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                           (v) asset purchase agreements and other agreements
relating to the sale, lease or disposal of any Purchased Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                           (vi) sales agency, manufacturer's representative,
marketing or distributorship agreements; and

                           (vii) contracts, agreements or arrangements with
respect to the representation of the Systemation Business in foreign countries.

                  (b) SCHEDULE 3.8(A) expressly identifies each contract with any Governmental Authority and specifies the Government Authority which is a party thereto.

                  (c) Seller has made available to Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in SCHEDULE 3.8(A).

                  (d) All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the Knowledge of Seller, any other party thereto except as set forth in SCHEDULE 3.8(D) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) have not and will not materially impair the ability of Seller to perform its obligations hereunder.

                  (e) Seller has no outstanding power of attorney relating to the Systemation Business.

         3.9 Taxes. Seller has paid or made provision for all federal, state, and local taxes or other governmental charges with respect to the Systemation Business and the Purchased Assets that may or could follow the Purchased Assets or otherwise affect Buyer after the consummation of the transactions contemplated herein.

         3.10 Litigation.

                  (a) Except as set forth and briefly described in SCHEDULE 3.10(A) hereto, there is not now, nor within the previous six (6) years has there been, any (i) litigation; (ii) product liability claim; (iii) arbitration;
(iv) proceeding; (v) governmental investigation or inquiry; (vi) citation; (vii) legal action of any kind; or (viii) order, notice of violation or inspection report, pending, or, to the Knowledge of Seller, proposed or threatened against Seller, relating to the Systemation Business or any of the Purchased Assets which in any single instance or in the aggregate would be likely to have a Material Adverse Effect, nor, to the Knowledge of Seller, is there any basis for any such action(s).

                  (b) There are no actions, suits or proceedings pending or, to the Knowledge of Seller, proposed or threatened, by any Person or Governmental Authority which question the legality, validity, or propriety of the transactions contemplated by this Agreement.

         3.11 Insurance.

                  (a) SCHEDULE 3.11(A) hereto lists and summarizes all claims in excess of $25,000 under the insurance policies of Seller which relate to the Systemation Business made or pending within the past five (5) years.

                  (b) During the last five (5) years, no lapse of insurance coverage has occurred with respect to the Systemation Business, and Seller has not had any application for such insurance coverage denied or any insurance policy or coverage thereunder canceled, withdrawn or not renewed.

                  (c) The amounts, types and scope of Seller's insurance coverage are adequate and customary for the Systemation Business.

         3.12 Product Matters.

                  (a) Except as set forth in SCHEDULE 3.12(A), there are no warranties express or implied, written or oral, with respect to the products manufactured or sold in connection with the Systemation Business except as provided under applicable Law.

                  (b) To the Knowledge of Seller, except as set forth in
SCHEDULE 3.10(A), within the past six (6) years there have not been, and there are not now pending or threatened, any Product Liability Matters in respect of products manufactured or sold in connection with the Systemation Business, including, but not limited to, the Purchased Assets.

                  (c) To Seller's Knowledge, there are no facts or circumstances that may reasonably be expected to cause a material Product Warranty Claim or any material Product Liability Matters to occur prior to or after the Closing Date.

         3.13 Products.

                  (a) SCHEDULE 3.13(A) hereto lists all classes of products manufactured or sold by Seller relating to the Systemation Business within the past six (6) years. Such products meet all product and/or process specifications (including product testing procedures) that they purport or are required to meet.

                  (b) To Seller's Knowledge, the AVS Products, Trade Products, Reserve Inventory and Purchased Inventory satisfy all applicable requirements of all Governmental Authorities, including registration, notice, and label requirements, and Seller is current on all applicable fees, renewals, reports and other similar obligations in respect thereof.

                  (c) Within the last six (6) years, Seller has not received any deficiency notice that its processes and products do not satisfy any requirements under any Law, including those relating to good manufacturing practices, device listing, establishment registration, and product marketing clearance.

         3.14 Pricing. To Seller's Knowledge, SCHEDULE 3.14(A) describes all of Seller's (a) special pricing arrangements that differ from Seller's published price lists, (b) rebate practices, if any, and (c) terms of customer payment arrangements and/or commitments therefor currently in effect which relate to the Systemation Business. Except as set forth in SCHEDULE 3.14(B), no customer of the Systemation Business will be entitled to any rebates or similar commitments after the Closing Date.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  The Buyer represents and warrants to the Seller as follows:

                  4.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wisconsin and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                  4.2 Authorization; No Conflict. This Agreement and the Buyer's performance hereunder has been duly and validly authorized by all necessary actions on the part of the Buyer, and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms. Neither any provision contained herein, nor any performance by Buyer hereunder, conflicts with or violates any provision of the Buyer's Articles of Incorporation or Bylaws, or any agreement, contract, instrument or other obligation to which the is a party or is otherwise subject.

                  4.3 Brokers. No person or entity is entitled to any brokerage or finder's fee or commission or other like payment in connection with the negotiations relating to or the transactions contemplated by this Agreement, based on agreements, arrangements, or understanding with the Buyer or any of the Buyer's partners, agents, or employees.

                  4.4 Consents. No provision of the Buyer's Articles of Incorporation or Bylaws, or any lease, mortgage, indenture, agreement, contract, or other instrument to which the Buyer is a party, or by which it is bound, or to which its properties are subject, requires the consent or authorization of any other person, firm, or corporation as a condition precedent to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              DELIVERIES AT CLOSING

         5.1 Transfer Documents. Seller shall deliver to Buyer at the Closing duly executed counterparts of each document, certificate and agreement necessary to transfer to Buyer good and marketable title to the Purchased Assets, free and clear of any and all Liens thereon, including, without limitation:

                  (a) the Bill of Sale substantially in the form set forth as Exhibit A; and

                  (b) an Assignment, in substantially the form attached hereto as EXHIBIT J, for the limited purpose of filing and/or recording the transfer of certain of the Intellectual Property with appropriate government authorities, together with such other documents or instruments necessary or appropriate to effectuate such filing and/or recording;

         5.2 Other Deliveries of Seller. Seller also deliver to Buyer prior to or at Closing:

                  (a) such certificates and documents of officers of Seller and public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of Seller and the due authorization by Seller of this Agreement and the transactions contemplated hereby;

                  (b) effective releases dated as of the Closing Date in form and substance satisfactory to Buyer and, where appropriate, executed UCC termination statements, for any and all security interests encumbering any Purchased Asset;

                  (c) the Opinion of Seller's Counsel, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT K; and

                  (d) the Cessation of Business Agreement in accordance with
Section 2.7(a) hereof.

         5.3 Closing Date Payment. Buyer shall pay to Seller the portion of the Purchase Price due at the Closing in accordance with Section 2.2 hereof.

         5.4 Deliveries of Buyer at Closing. Buyer shall deliver to Seller at or prior to the Closing:

                  (a) such certificates and documents of officers of Seller and public officials as shall be reasonably requested by Seller's counsel to establish the existence and good standing of Buyer and the due authorization by Buyer of this Agreement and the transactions contemplated hereby;

                  (b) the Purchase Price payment, in accordance with Section 2.2(a) hereof;

                  (c) the Note, in accordance with Section 2.2(b) hereof; and

                  (d) a Security Agreement in substantially the form attached hereto as EXHIBIT L.

                                    ARTICLE 6

                                   INDEMNITIES

         6.1 Seller's Indemnity. Seller covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and affiliates (each, a "Seller Indemnified Party") from and against, and pay or reimburse each Seller Indemnified Party for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the foregoing or in asserting any of their respective rights to indemnity hereunder (collectively, "Damages"), resulting from or arising out of:

                  (a) any breach or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement;

                  (b) any failure by Seller to carry out, perform, satisfy, and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents delivered by Seller pursuant to this Agreement;

                  (c) Retained Liabilities;

                  (d) Product Liability Matters (other than Assumed Warranties);

                  (e) Product Warranty Claims (other than Assumed Warranties);

                  (f) the ownership or operation of the Systemation Business or the Purchased Assets prior to the Effective Time of Closing, including without limitation any noncompliance by Seller or the Purchased Assets with applicable Law;

                  (g) any infringement of the property rights of others by Seller or the Purchased Assets, prior to the Effective Time of Closing; or

                  (h) any noncompliance with any bulk transfer or plant closing laws in connection with the sale of the Systemation Business, if applicable.

         6.2 Buyer's Indemnity. Buyer covenants and agrees to defend, indemnify and hold harmless Seller, its officers, directors, employees, agents, advisers, representatives (each, a "Buyer Indemnified Party") from and against, and pay or reimburse each Buyer Indemnified Party for, any and all Damages resulting from or arising out of:

                  (a) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement;

                  (b) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

                  (c) the ownership, and/or operation of the Systemation Business and the Purchased Assets after the Effective Time of Closing; or

                  (d) the Assumed Warranties.

         6.3 Provisions Regarding Indemnities.

                  (a) Notice; Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under
Section 6.1 or Section 6.2 hereof, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using reputable counsel reasonably competent to handle the subject matter of the claim(s) at issue. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, but only to the extent that such settlement is to be funded by the indemnifying party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement. All amounts due from Seller under this Article 6 may be set-off against the Note pursuant to Section 6.3(e), below.

                  (b) Time Limitation for Claims Based on Representations and Warranties. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without regard to the limitations in this Section 6.3(b), no claim or action shall be brought for any breach or inaccuracy of a representation or warranty after two (2) years following the Effective Time of Closing (the "survival period"). Regardless of the foregoing, however, or any other provision of this Agreement:

                           (i) There shall be no time limitation on claims or
actions brought for breach or inaccuracy of any representation or warranty made in or pursuant to (A) Sections 3.1, 3.2, 3.4(a), 3.4(b), 3.6(b), 3.6(c) and
3.8(e), or (B) Sections 4.1 and 4.2.

                           (ii) Any claim or action brought for breach or
inaccuracy of any representation or warranty made in or pursuant to 3.9 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                           (iii) Any claim made by a party hereunder for breach
or inaccuracy of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period provided that notice of such claim containing a good faith description of the basis of the claim, to the extent known at the time of such notice, is given to the party from whom indemnification is sought prior to the termination of the survival period.

                           (iv) If any act, omission, disclosure or failure to
disclose shall form the basis for a claim for breach or inaccuracy of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of or inaccuracy of representation or warranty still surviving.

                  (c) Time Limitation on Other Claims. The time limitations of
Section 6(b) shall apply only to claims for indemnity based on breach or inaccuracy of representation or warranty. The time for bringing all other claims for indemnity under this Article 8, or exercising any other rights or remedies (whether at law, in equity or otherwise), shall be governed by applicable law.

                  (d) Rights on Termination. The termination of rights set forth in the foregoing Sections 6.3(b) and 6.3(c) shall not affect an indemnified party's right to prosecute to conclusion any claim made by such indemnified party prior to the time that the relevant right of indemnity terminates.

                  (e) Buyer's Right to Set-Off.

                           (i) Right to Set-Off. Upon a determination that
Seller has an indemnity obligation under Section 6.1 hereof, pursuant to the procedures set forth below, Buyer shall be entitled to offset against any amount owed Seller under the Note an amount up to the full amount of Seller's liability under such indemnity obligation; provided, however, that such right of set-off shall not prevent Buyer from obtaining direct payment from Seller of any amount of such obligation to the extent that the amount owed under the Note is insufficient or Buyer elects not to exercise its right to set-off.

                           (ii) Set-Off of Seller Liability for Third Party
Claims. Buyer shall be entitled to exercise its rights under Section 6.3(e)(i) with respect to any obligation of Seller under Section 6.1 for any third-party claim upon the determination of such obligation by settlement or judgment.

                           (iii) Set-Off of Seller Liability for All Other
Indemnity Obligations. Except as otherwise set forth in Section 6.3(e)(ii), above, Buyer shall be entitled to exercise its rights under Section 6.3(e)(i) with respect to any obligation of Seller under Section 6.1 claimed by Buyer upon the earlier of (i) a determination of any such obligation by arbitration, settlement or judgment or (ii) One Hundred and Eighty Days after the delivery of written notice of Buyer's claim or demand for indemnity to Seller. In the event that Buyer exercises its rights under Section 6.3(e)(i) prior to a determination of any such obligation by arbitration, settlement or judgment, and it is ultimately determined that Seller did not have any indemnification obligation with respect to any or all of the amount set-off by Buyer, Buyer shall be obligated to pay to Seller any amount set-off by Buyer for which it was determined that Seller did not have an indemnification obligation, plus interest accrued thereon at the rate of 12% percent per annum from the later of the date on which on which the set-off occurred or the date on which the proceedings giving rise to such determination were commenced.

                  (f) Limitations on Seller's Liability. The liability of Seller under Section 6.1 hereof shall be without deduction or limitation, except that Seller shall not be required to indemnify any Seller Indemnified Party with respect to any claim for indemnification under Section 6.1(a) hereof unless and until the aggregate amount of all claims against Seller under such Section 6.1(a) exceeds $40,000. If the aggregate amount of all such claims exceeds $40,000, Seller shall be required to indemnify for the full amount of all such claims. Furthermore, the aggregate liability of Seller under Section 8.1(a), shall not exceed Two Million Dollars ($2,000,000); provided, however, that there shall be no limitation on liability with respect to (i) any willful or knowing breach or misrepresentation or (ii) any breach or inaccuracy of a representation or warranty made in or pursuant to Sections 3.1, 3.2, 3.4(a), 3.4(b), 3.6(b), 3.6(c) or 3.8(e). Additionally, Seller shall not have any liability under this
Article 6 for any special, punitive or consequential damages (including lost profits), except with respect to claims for indemnity relating to (i) any willful or knowing breach or misrepresentation or (ii) any breach or inaccuracy of a representation or warranty made in or pursuant to Sections 3.1, 3.2, 3.4(a), 3.4(b), 3.6(b), 3.6(c) or 3.8(e).

                  (g) Limitations on Buyer's Liability. The liability of Buyer under Section 6.2 hereof shall be without deduction or limitation, except that Buyer shall not be required to indemnify any Buyer Indemnified Party with respect to any claim for indemnification under Section 6.2(a) hereof unless and until the aggregate amount of all claims against Buyer under such Section 6.2(a) exceeds $40,000. If the aggregate amount of all such claims exceeds $40,000, Buyer shall be required to indemnify for the full amount of all such claims. Furthermore, the aggregate liability of Buyer under Section 8.2(a), shall not exceed Two Million Dollars ($2,000,000). Additionally, Buyer shall not have any liability under this Article 6 for any special, punitive or consequential damages, except with respect to claims for indemnity relating to (i) any willful or knowing breach or misrepresentation or (ii) any breach or inaccuracy of a representation or warranty made in or pursuant to Sections 4.1 and 4.2.

                  (i) Exclusive Remedy. Except with respect to (i) any willful or knowing breach or misrepresentation or (ii) any breach or inaccuracy of a representation or warranty made in or pursuant to Sections 3.1, 3.2, 3.4(a), 3.4(b), 3.6(b), 3.6(c), 3.8(e), 4.1 or 4.2, the indemnification provisions in this Article VI shall be the sole and exclusive remedy available to the Parties for any breach or inaccuracy of representation or warranty contained in this Agreement.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by hand delivery, telefacsimile, or by certified or registered mail, postage prepaid, addressed as follows:

                  If to the Seller:  Robotic Vision Systems, Inc.
                                     ATTN:  President
                                     486 Amherst Street
                                     Nashua, NH  03036
                                     Fax: (603 ) 577-5933

                  If to the Buyer:   International Product Technology, Inc.
                                     ATTN: Mark S. Jaeger
                                     16255 W. Lincoln Avenue
                                     New Berlin, WI  53151
                                     Fax: (414) 774-7100

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given when received if delivered by hand delivery, when fax confirmation is received if delivered by facsimile, or, if mailed in the manner described above, as of two (2) days following the date deposited in the U.S. Mail, provided that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         7.2 Binding Agreement; No Third Party Beneficiary Rights. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other parties to this Agreement. Nothing express or implied in this Agreement is intended to give, nor shall anything herein give any person other than the parties and the respective successors or assigns of the parties, any rights or remedies whatsoever.

         7.3 Survival of Representations and Warranties. The representations and warranties included or provided for in this Agreement, including the instruments delivered or to be delivered pursuant to this Agreement, shall survive the Closing.

         7.4 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the parties to this Agreement.

         7.5 Recitals; Exhibits. The parties acknowledge and agree that (a) the Recitals are true and correct, and shall be incorporated into this Agreement, and (b) any Exhibits referenced in this Agreement shall be incorporated into this Agreement.

         7.6 Entire Agreement. This Agreement, including the exhibits and other documents referred to herein which form a part hereof, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

         7.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. The parties agree that a signature affixed to a counterpart of this Amendment and delivered by facsimile by a party shall be valid, binding and enforceable against such party.

         7.8 Expenses. Each of the parties shall bear all of its own costs and expenses (including attorneys' fees) in connection with this Agreement and the transactions contemplated herein.

         7.9 Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Wisconsin without giving effect to any choice or conflict of law provision or rule of Wisconsin or any other jurisdiction that would cause the laws of any other jurisdiction to apply. The parties hereby stipulate and agree that, subject to the provisions of Section 7.13 hereof, any action or other legal proceeding arising under or in connection with this Agreement may be commenced in the state or federal courts of either the state of Wisconsin or the state of New York;

provided, however, that any such proceeding shall be and prosecuted in its entirety in the state or federal courts of the state in which such proceeding was first filed. Each party hereby agrees not to assert in any such action or proceeding that either of such courts lacks personal jurisdiction or is not a convenient forum and hereby waives, to the fullest extent permitted by law, any other right to contest the jurisdiction and/or venue thereof.

         7.10 Severability. If any section, subsection, or other provision of this Agreement, or the application of such section, subsection, or provision, is held invalid, then the remainder of the Agreement and the application of such section, subsection, or provision to person or circumstance other than those with respect to which it is held invalid, shall not be affected thereby.

         7.11 Headings and Captions. The titles or captions of sections and subsections contained in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and, therefore, such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

         7.12 Gender and Number. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, and to the singular or plural, as the identity of the person or entity or person or entities may require.

         7.13 Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in the City of Chicago, Illinois in accordance with whatever procedures as are mutually agreed upon by the parties hereto or, upon the request of any party if they fail to so agree within ten (10) days after any party proposes any such procedures, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be such person(s) as are mutually agreed upon by the parties hereto or, upon the request of any party if they fail to so agree within ten (10) days after any party proposes any such person(s), arbitrator(s) selected in accordance with the American Arbitration Association procedure for that purpose. There shall be only one (1) arbitrator, except that, in controversies or claims involving more than two hundred fifty thousand dollars ($250,000.00), a party may elect to have three (3) arbitrators in its notice of intention to arbitrate or answering statement. The arbitrator(s) shall award attorneys' fees, arbitration costs and other expenses to a prevailing party in such proceedings to the extent that the opposing party was not acting in good faith or was acting without substantial justification with respect to the matters submitted for arbitration, all as determined by the arbitrator(s). Otherwise, the costs of the arbitrator(s) shall be borne equally by Seller and Buyer, and each party shall pay its own legal and other fees and expenses in connection with such arbitration. The award rendered by the arbitrator(s) may provide for specific performance or other legal or equitable relief, and shall be final and binding on all parties and may be entered and enforced by any court of competent jurisdiction. In the event that any party fails to cooperate with arbitration proceedings instituted pursuant to this Section, an aggrieved party shall be entitled to recover reasonable attorneys' fees and expenses in connection with enforcing its rights under this Section, in addition to such other legal and/or equitable relief as may be appropriate. Notwithstanding the foregoing, this Section shall not apply to legal proceedings where relief of an equitable nature, such as injunctive relief, may be sought through the courts.

         IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed and delivered to be effective as of the day first above written.

                                     ROBOTIC VISION SYSTEMS, INC.

                                     By:        /s/  Pat V. Costa      .
                                             ---------------------------
                                     Name:   Pat V. Costa
                                     Title:  President

                                     INTERNATIONAL PRODUCT
                                     TECHNOLOGY, INC.

                                     By:        /s/  Mark S. Jaeger    .
                                             ---------------------------
                                     Name:   Mark S. Jaeger
                                     Title:  President and CEO